Exhibit 99.1

Contacts:
Elise Caffrey Investor Relations iRobot Corp. (781) 418-3003 ecaffrey@irobot.com	Nancy Dussault Media Relations iRobot Corp. (781) 418-3323 ndussault@irobot.com
iRobot Reports Third Quarter 2007 Financial Results
BURLINGTON, Mass., Oct. 24, 2007 — iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the third fiscal quarter ended September 29.
“Our revenue and pre-tax loss for the third quarter were consistent with those reported in the preliminary earnings release we issued on October 10,” said Colin Angle, chief executive officer of iRobot. “In Q3, we delivered our 13th consecutive quarter of year-over-year revenue growth. This revenue growth was achieved in spite of the fact that production by our new contract manufacturer was slower than initially projected. The additional revenue and earnings that we anticipated achieving in the third quarter will now be realized in the fourth quarter. Despite this timing issue, I am confident in our ability to meet increased revenue expectations in the range of $240 million to $250 million for 2007 while delivering pre-tax profit for the year at our previous expectation level in the range of $3 million to $5 million.”
“Yesterday we were notified that the U.S. Army Program Executive Office for Simulation, Training and Instrumentation’s contracting officer has set aside the contract award to Robotic FX pending a reassessment. We are monitoring this development and will continue to aggressively work to ensure that our interests are protected.”
Financial Highlights:
•	Revenues for the third quarter of 2007 grew 16 percent to $63.8 million, compared with $55 million for the same quarter one year ago. Revenues for the first nine months of 2007 increased 18 percent to $150.3 million from $127.8 million for the first nine months of 2006.
•	Gross profit for the third quarter decreased to $20.1 million (31.5 percent of sales), compared with $23 million (41.8 percent of sales) in the third quarter of 2006. For the first nine months of 2007 gross profit totaled $46.5 million (30.9 percent of sales) down from $47 million (36.7 percent of sales) in the first nine months of 2006.
•	Stock-based compensation expenses were $1.2 million in the third quarter of 2007, compared with $724,000 in the same quarter last year. For the first nine months of 2007, stock-based compensation expenses totaled $3.4 million, up from $1.8 million in the first nine months of 2006.

•	Net loss in the third quarter of 2007 was $1.4 million compared with a net profit in the third quarter of 2006 of $10.0 million. Net loss in the first nine months of 2007 was $11.7 million compared with a net profit of $5.3 million for the first nine months of 2006.
Business Highlights & Developments:
•	iRobot received a delivery order totaling $8.8 million from the U.S. Army Program Executive Office for Simulation, Training, and Instrumentation (PEO STRI), on behalf of the Robotic Systems Joint Project Office at Redstone Arsenal, Ala., for 40 iRobot® systems including iRobot PackBot® with ICx Fido® Explosives Detection Kit as well as the Army’s first orders for the PackBot 510 robot and more than 300 new, high-performance radios.
•	iRobot received two Naval Sea Systems Command (NAVSEA) delivery orders totaling $19 million for 128 additional bomb-disposal robots to be shipped to U.S. forces overseas.
•	iRobot launched the new iRobot Roomba® 500 series Vacuum Cleaning Robots, its smartest, most powerful and efficient vacuuming robots. Based on customer feedback from more than 2 million buyers since Roomba’s introduction nearly five years ago, iRobot has reinvented its flagship home robot.
•	iRobot introduced two new home robots, the iRobot Looj™ Gutter Cleaning Robot and iRobot ConnectR™ Virtual Visiting Robot, further expanding the company’s line of home robots.
•	iRobot filed a lawsuit alleging trade secret misappropriation against Robotic FX Inc. and Jameel Ahed, Robotic FX’s founder and president and former iRobot employee. In a separate action, iRobot filed a lawsuit against Robotic FX alleging infringement of two U.S. patents.
•	On October 23, 2007, iRobot was informed that the U.S. Army is taking corrective action in response to the company’s bid protest including setting aside the award to Robotic FX and conducting a reassessment of Robotic FX’s responsibility to perform the xBot contract in light of information now in the possession of the contracting officer.
Financial Expectations
“As previously discussed, we share our financial expectations for six-month periods because of the challenge of predicting the precise split between shipments in September and October,” said Geoff Clear, chief financial officer of iRobot. “Our Government & Industrial Robots backlog is solid and we have excellent visibility in this business through year end. Current orders in Home Robots, and strong expectations for re-orders in the fourth quarter, give us the confidence to increase our full-year revenue expectation to $240 million to $250 million in revenue. We still expect our full year pre-tax earnings to be in a range of $3 million to $5 million in spite of our increased revenue expectation due to several factors that have put continuing pressure on our margins.”
Third-Quarter Conference Call
iRobot will host a conference call tomorrow at 8:30 a.m. ET to discuss its financial results for the third fiscal quarter ended Sept. 29, business outlook and outlook for future financial performance. To access the call, investors should dial 719-457-2643 approximately ten minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through midnight on Nov. 1, and can be accessed by dialing 719-457-0820, access code 5484379.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning revenue and pre-tax income for full year 2007, future financial performance, investments in and expansion of its business, delivery of robots in fulfillment of received orders, purchases of the next generation of its Roomba robots, product development and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market; fluctuations in our operating results and the seasonality of our business; our ability to enhance our current consumer robots or develop new consumer robots; our ability to produce our consumer robots; our dependence on the U.S. federal government and government contracts; our ability to expand our product offering beyond our current markets; market acceptance of our products; our ability to manage our rapid growth; changes in government policies or spending priorities; unanticipated expenses associated with currently ongoing litigation; and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the three months ended		For the nine months ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

	(unaudited)		(unaudited)
Revenue
Product revenue	$58,667	$48,359	$134,149	$111,309
Contract revenue	5,173	6,688	16,192	16,508

Total	63,840	55,047	150,341	127,817

Cost of Revenue
Product revenue	39,186	28,398	89,910	69,698
Contract revenue	4,542	3,666	13,978	11,166

Total	43,728	32,064	103,888	80,864

Gross Profit	20,112	22,983	46,453	46,953
Operating Expense
Research & development	4,739	4,345	13,074	10,946
Selling & marketing	11,115	4,712	30,108	19,197
General & administrative	6,459	4,663	17,538	14,074

Total	22,313	13,720	60,720	44,217

Operating (loss) income	(2,201)	9,263	(14,267)	2,736
Other income, net	845	978	2,663	2,847

Pre-tax (loss) income	(1,356)	10,241	(11,604)	5,583
Income tax expense	22	199	51	235

Net (loss) income	$(1,378)	$10,042	$(11,655)	$5,348

Net (loss) income per common share:
Basic	$(0.06)	$0.43	$(0.48)	$0.23
Diluted	$(0.06)	$0.39	$(0.48)	$0.21

Shares used in Per Common Share Calculations:
Basic	24,337	23,560	24,156	23,455
Diluted	24,337	25,502	24,156	25,610

Stock-based compensation included in above figures:
Cost of product revenue	$162	$92	$521	$215
Cost of contract revenue	81	72	292	183
Research & development	134	91	252	271
Selling & marketing	226	133	833	239
General & administrative	627	336	1,517	854

Total	$1,230	$724	$3,415	$1,762

iRobot Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	September 29,	December 30,
	2007	2006
	(unaudited)	(audited)

Assets

Cash and equivalents	$23,200	$5,583
Short term investments	26,300	64,800
Accounts receivable, net	35,157	28,510
Unbilled revenues	2,757	1,961
Inventory, net	43,711	20,890
Other current assets	2,039	2,863

Total current assets	133,164	124,607
Property, plant and equipment, net	13,120	10,701

Total assets	$146,284	$135,308

Liabilities and stockholders’ equity

Accounts payable	$45,948	$27,685
Accrued expenses	5,101	7,020
Accrued compensation	7,588	5,227
Deferred revenue	1,140	457

Total current liabilities	59,777	40,389

Stockholders’ equity	86,507	94,919

Total liabilities and stockholders’ equity	$146,284	$135,308

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the nine months ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006

Revenues by business unit (in thousands):
Home Robots	$34,319	$30,596	$70,957	$70,543
Government & Industrial	29,521	24,451	79,384	57,274

	$63,840	$55,047	$150,341	$127,817

Units shipped by business unit:
Home Robots (in thousands)	229	222	456	458
Government & Industrial	114	109	363	265